PARADIGM TECHNOLOGY ANNUAL MEETING OF STOCKHOLDERS HAS BEEN ADJOURNED FOR THE SECOND TIME!

Milpitas, CA - August 10, 1998 -- Paradigm Technology Inc. (Nasdaq:PRDM) announced that it had convened and then adjourned its Annual Stockholders Meeting until August 25, 1998 to allow time to receive sufficient stockholder votes on the proposals relating to the merger agreement with IXYS Corporation.

The adjourned meeting will be reconvened at 3:00 p.m. Pacific Daylight Time on August 25, 1998 at company headquarters, 694 Tasman Drive, Milpitas, California.

Paradigm mailed proxy materials in connection with the Annual Stockholders Meeting to all stockholders of record owning Paradigm Common Stock as of the close of business on June 19, 1998. Shareholders who have not yet cast their votes will receive another set of proxy forms mailed to them in case they have misplaced the orginal set.

The vote of every single Common Stockholder who held shares on June 19, 1998 is urgently needed to accomplish these measures. Even common shareholders who have since sold their shares still need to vote on these measures if they held the stock on June 19, 1998.

The holders of Paradigm Preferred Stock are entitled to vote only those shares of Paradigm Common Stock held by such stockholder as of the close of business on June 19, 1998.

Management urges all stockholders to cast their vote by returning their proxy or to cast their ballot by telephone via a toll free number or by internet, if that stockholder's voting instruction form permits casting ballots in such a manner.

Paradigm also announced that it intends to release financial results for the second quarter by Friday August 14, 1998.

IXYS announced on August 4,1998 that its stockholders approved the merger at a Special Meeting of Stockholders held on August 4,1998.

On July 8, 1998, Paradigm announced that the registration statement on Form S-4 filed in connection with its pending merger with IXYS Corporation was declared effective by the Securities and Exchange Commission. The registration statement registers the Paradigm securities to be issued in connection with the pending merger, which represents a new financing.

On March 9, 1998, Paradigm announced it had signed a merger agreement with IXYS. It is currently anticipated that the merger will be consummated in early August 1998.

A copy of the written Joint Proxy Statement/Prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Paradigm by written request to Richard Morley, 694 Tasman Drive, Milpitas, Calif. 95035.

With headquarters in Milpitas, Paradigm Technology designs and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance PCs, advanced modems and complex military/aerospace applications.

Paradigm focuses on high-performance, sub-10ns SRAMs where its technology and product-design leadership in high-speed and high-density semiconductors can best be utilized. Paradigm can be reached on the World Wide Web at www.prdm.com.

There can be no assurances that the transaction described above will be completed since it is subject to a number of contingencies. Paradigm undertakes no obligation to publicly release updates or revisions of these statements.

When used herein, words such as "estimate," "project," "intend," "expect" and similar expressions are used to identify forward-looking statements.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to risks and uncertainties, including the impact of competitive products and pricing, the timely development and market acceptance of new products and upgrades to existing products, availability and cost of products from suppliers, industrywide shifts in supply and demand for semiconductor products, government actions and other risks detailed from time to time in Paradigm's SEC reports and filings.